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                      PROMISSORY NOTE AND PLEDGE AGREEMENT

$575,000                                                          June 9, 1997


         For value received, Allan Brown (the "MAKER") promises to pay to Cyrk, Inc. (the "COMPANY"), the sum of Five Hundred Seventy Five Thousand and 00/100 Dollars ($575,000), together with interest at the rate of 7% per annum from the date hereof until the principal hereof shall be paid in full.

         The unpaid principal balance and accrued but unpaid interest hereof shall be due and payable upon the first anniversary of the date hereof (the "DUE DATE"). Failure to repay all principal and interest owed hereunder on the Due Date shall constitute an event of default ("EVENT OF DEFAULT").

         For the purposes of securing payment of this Note, the Maker pledges and delivers over to the Company the following described property (hereinafter, the "PLEDGED SHARES") and grants to the Company a security interest in the Pledged Shares:

                  (i) 52,904 shares of the Common Stock of the Company, represented by stock certificate number ___; and

                  (ii) all shares of stock of the Company resulting from stock splits, options, non-cash dividends received or distributed in respect of or in exchange for the securities referred to in subparagraph (i) above.

         The Pledged Shares shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Company.

         The Company shall be without recourse to the Maker for the payment of all principal and interest due on this Note and shall look solely to the Pledged Shares for the payment of such amounts.

         The Maker hereby represents, warrants and covenants to the Company that:

         (a) The Maker has good title to the Pledged Shares, free and clear of all claims, mortgages, pledges, liens, security interests and other encumbrances of every nature whatsoever other than those under applicable securities law or set forth herein or in a certain Shareholders Agreement dated as of even date by and between the Company, the Maker, Eric Stanton, Gregory Shlopak and Patrick Brady (as amended from time to time, the "SHAREHOLDERS AGREEMENT").


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         (b) The Maker will not sell, convey or otherwise dispose of any of the
Pledged Shares, nor will the Maker grant, create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever or any option, right of first refusal or other preemptive right with respect to any of the Pledged Shares or the proceeds thereof, other than liens on and security interests in the Pledged Shares created hereby and restrictions contained in the Shareholders Agreement or under applicable securities laws.

         Upon the occurrence of an Event of Default, the Company shall have all of the rights and remedies provided by law, including, without limitation, those provided by the Uniform Commercial Code of the Commonwealth of Massachusetts (the "CODE") (whether or not the Code is in effect in the jurisdiction where such rights are exercised).

         In case there shall exist an Event of Default, subject to the provisions of the Code or other applicable law, the Company may, by giving 30 day advance written notice to the Maker, cause all or any of the Pledged Shares to be transferred into its name or into the name of its nominee or nominees. So long as no Event of Default shall exist, the Maker shall be entitled to exercise as the Maker shall deem fit, but in a manner not inconsistent with the terms hereof, the voting power with respect to the Pledged Shares; PROVIDED, HOWEVER, that upon the occurrence of an Event of Default all rights of the Maker to exercise such voting power shall cease, and all such rights shall thereupon become vested in the Company.

         Upon the occurrence of an Event of Default and after giving the maker 30 days advance written notice (which notice shall be deemed to meet any requirements hereunder or under any applicable law, including, without limitation, the Code, that reasonable notification be given of the time and place of such sale or other disposition), the Company shall have the right at any time or times thereafter to sell, resell, assign and deliver all or any of the Pledged Shares in one or more parcels at any exchange or broker's board or at public or private sale. Notice may be given without any demand of performance or other demand, all such demands being hereby expressly waived by the Maker. All such sales shall be at such commercially reasonable price or prices as the Company shall deem best and either for cash or on credit or for future delivery (without assuming any responsibility for credit risk). At any such sale or sales the Company may purchase any or all of the Pledged Shares to be sold thereat upon such terms as the Company may deem best. Upon any such sale or sales the Pledged Shares so purchased shall be held by the purchaser absolutely free from any claims or rights of whatsoever kind or nature, including any equity of redemption and any similar rights, all such equity of redemption and any similar rights


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being hereby expressly waived and released by the Maker, other than restrictions under the Shareholders Agreement or applicable securities law. In the event any consent, approval or authorization of any governmental agency will be necessary to effectuate any such sale or sales, the Maker shall execute all such applications or other instruments as may be required. The proceeds of any such sale or sales shall be received and applied: first, to the payment of all costs and expenses of such sale or otherwise in connection with this agreement, including court costs and attorneys' fees and expenses; second, to the payment of the amount owed hereunder; and third, any surplus thereafter remaining shall be paid to the Maker or as a court of competent jurisdiction may otherwise direct.

         The Maker recognizes that the Company may be unable to effect a public sale of all or a part of the Pledged Shares by reason of certain prohibitions contained in the Securities Act of 1933, but may be compelled to resort to one or more private sales to a restricted group of purchasers, each of whom will be obligated to agree, among other things, to acquire such Pledged Shares for its own account, for investment and not with a view to the distribution or resale thereof. The Maker acknowledges that private sales so made may be at prices and upon other terms less favorable to the seller than if such Pledged Shares were sold at public sales, and that the Company has no obligation to delay sale of any such Pledged Shares for the period of time necessary to permit such Pledged Shares to be registered for public sale under the Securities Act of 1933. The Maker agrees that any such private sales shall not be deemed to have been made in a commercially unreasonable manner solely because they shall have been made under the foregoing circumstances.

         This agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of domestic substantive laws of any other jurisdiction.

         IN WITNESS WHEREOF, the undersigned has executed this agreement this 9th day of June, 1997.

                                               /s/ Allan Brown
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                                              Allan Brown






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